Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-295457 and No. 333-294373) and Form S-8 (No. 333-291960) of our report dated October 30, 2025, before the effects of the adjustments to retrospectively apply the 2026 Reverse Share Split described in Note 13, relating to the financial statements of Wetour Robotics Limited (formerly know as “Webus International Limited”) appearing in this Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

November 5, 2026

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com